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Exhibit 99.1

FOR IMMEDIATE RELEASE

HAGGAR CORP. ADOPTS
STOCKHOLDER RIGHTS PLAN

        DALLAS, TEXAS, October 14, 2002—Haggar Corp. (the "Company") (Nasdaq: HGGR) today announced that its Board of Directors has authorized the adoption of a stockholder rights plan to replace the Company's existing stockholder rights plan which expires on October 21, 2002. This plan is designed to ensure that all Company stockholders receive fair and equal treatment in the event of a proposed takeover of the Company. It includes safeguards against partial or two-tiered tender offers, squeeze-out mergers and other abusive takeover tactics. The rights will be issued on October 21, 2002 to stockholders of record on that date, and will expire on October 10, 2012.

        The plan provides for the issuance of one right for each outstanding share of the Company's common stock. In general, the rights will become exercisable only if a person or group acquires 15% or more of the Company' outstanding voting stock or announces a tender or exchange offer that would result in ownership of 15% or more of the Company's voting stock.

        Each right will entitle the holder to buy one one-hundredth (1/100) of a share of Series B Junior Participating Preferred Stock at an exercise price of $45.00 per right, subject to antidilution adjustments. Each one one-hundredth of a share of the Series B Junior Participating Preferred Stock has the dividend and voting rights of, and is designed to be substantially equivalent to, one share of common stock. The Company's Board of Directors may, at its option, redeem all rights for $.01 per right at any time prior to the close of business of the tenth day following the public announcement of the acquisition of 15% or more of the Company's stock by a person or group.

        If a person or group acquires 15% or more of the Company's outstanding voting stock, each right will entitle holders, other than the acquiring party, to purchase common stock of the Company having a market value of $90.00 for a purchase price of $45.00.

        The plan also includes an exchange option. If a person or group acquires 15% or more, but less than 50%, of the outstanding voting stock, the Board of Directors may at its option exchange the rights in whole or in part for shares of the Company's stock. Under this option, the Company would issue one share of common stock per right. If the Company does not then have a sufficient number of shares of its common stock, the Company shall take all such action as may be necessary to authorize additional shares of common stock for issuance upon exchange of the rights. This exchange would not apply to shares held by the person or group holding 15% or more of the Company's voting stock.

        If, after the rights have become exercisable, the Company merges or otherwise combines with another entity, or sells assets constituting more than 50% of its assets or producing more than 50% of its earning power or cash flow, each right then outstanding will entitle its holder to purchase for $45.00, subject to antidilution adjustments, a number of the acquiring party's common shares having a market value of twice that amount.

        The new stockholder rights plan is not being adopted at this time in response to any pending takeover threat to the Company. The Company's new stockholder rights plan will not prevent, nor is it intended to prevent, a takeover of the Company. Because the rights may be redeemed by the Board of Directors under certain circumstances, they should not interfere with any merger or other business combination approved by the Board of Directors. The issuance of the rights does not in any way diminish the financial strength of the Company or interfere with its business plans. The issuance of the rights has no dilutive effect, will not affect reported earnings per share and will not change the way the Company's common stock is currently traded.

        In addition to the stockholder rights plan, the Company announced today that on October 10, 2002, the Board of Directors of the Company amended certain provisions of the Company's Amended and Restated Bylaws. The amendments were intended to update and clarify certain aspects of the Amended and Restated Bylaws.

        Haggar Clothing Co., a wholly owned subsidiary of Haggar Corp., is a leading marketer of men's casual and dress apparel and women's sportswear with global headquarters in Dallas, TX. The Company, one of the best-known men's brands in North America, also operates a private label division called Horizon Group, which manufactures clothing for department stores and mass merchants around the world; a womenswear division called Jerell; and has subsidiaries in Canada and the United Kingdom. The Company markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. The Company also holds exclusive licenses in the United States to use the Claiborne® trademark and in the United States and Canada to use the DKNY® trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.

Haggar Corp.	For more information contact:
6113 Lemmon Avenue	David Tehle
Dallas, Texas 75209	(214) 956-4600

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  Exhibit 99.1
HAGGAR CORP. ADOPTS STOCKHOLDER RIGHTS PLAN